Form of SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (the “Agreement”) made as of this ____ day of ____, 2021, by and between Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Adviser”), a Delaware statutory trust, with the Adviser’s principal places of business at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, and Wilshire Associates Incorporated (the “Sub-Adviser”), a California corporation, with the Sub-Adviser’s principal place of business at 1299 Ocean Avenue, Suite 700, Santa Monica, CA 90401.

W I T N E S S E T H

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of Wilshire Private Markets Master Fund (the “Master Fund”), Wilshire Private Markets Fund (“Feeder Fund A”), and Wilshire Private Markets Tender Fund (“Feeder Fund T” and, collectively with Master Fund and Feeder Fund A, the “Fund”1), each a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to the provisions of the Investment Advisory Agreement, dated as of September 11, 2020, by and between the Adviser and the Master Fund, Feeder Fund A, and Feeder Fund T (the “Management Agreement”), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth below, and to perform these services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Adviser and the Sub-Adviser do hereby agree as follows:

1. The Sub-Adviser’s Services.

(a) Discretionary Investment Management Services. The Sub-Adviser shall act as sub-investment adviser with respect to the Fund in regard to those Fund assets as may be allocated by the Adviser to the Sub-Adviser (the “Assets”). In said capacity, the Sub-Adviser, subject to the supervision of the Adviser and the Board, regularly shall provide the Fund with investment research, advice, and supervision and shall furnish continuously an investment program, consistent with the investment objectives and policies of the Fund as agreed upon by the Sub-Adviser and the Adviser. The Sub-Adviser shall determine, from time to time, what assets shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Fund’s Agreement and Declaration of Trust, the By-Laws, and the registration statement on Form N-2 (the “Registration Statement”) under the 1940 Act, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect (the “Governing Documents”). To carry out these obligations, the Sub-Adviser shall exercise discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. Notwithstanding the foregoing, the Sub-Adviser, upon written instructions from the Adviser, shall effect such portfolio transactions for the Fund as the Adviser from time to time may direct consistent with the Governing Documents; provided, however, that the Sub-Adviser shall not be responsible for any such portfolio transactions effected upon written instructions from the Adviser. No reference in this Agreement to the Sub-Adviser having discretionary authority over the Fund’s investments in any way shall limit the right of either the Adviser or the Board, in either the Adviser’s or the Board’s respective sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise either the Adviser’s or the Board’s respective right to control the overall management of the Fund’s assets. As applicable and appropriate, and without limiting the generality of the foregoing, the Sub-Adviser has the authority to review, negotiate and execute any and all agreements, letters, instruments, certificates and other documentation necessary to facilitate, effect and manage the purchase, sale and holding of the Fund’s investments including, without limitation, such documentation identified in Schedule B.

1	References to the Fund may be to each individual investment company when the context requires.

(b) Compliance. The Adviser is responsible for overseeing the Fund’s compliance with the applicable requirements of the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder (“Applicable Law”) and shall provide instructions to the Sub-Adviser as necessary comply with such requirements. In addition, the Adviser is responsible for overseeing the Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. In performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser shall provide assistance to the Adviser with maintaining the Fund’s compliance with (i) Applicable Law and (ii) the diversification and source of income requirements of Subchapter M of the Code. The Sub-Adviser also agrees to materially comply with (i) the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and (ii) with any policies, guidelines, instructions, and procedures approved by the Board or the Adviser, both as provided to the Sub-Adviser (the “Investment Strategy”). The Sub-Adviser shall maintain compliance procedures that the Sub-Adviser reasonably believes are adequate to ensure the material compliance with the foregoing. The Sub-Adviser shall also maintain its own compliance with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as applicable. No supervisory activity undertaken by the Adviser or by the Board shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. Pursuant to Board authority, the Adviser has delegated authority to vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations (“Corporate Actions”) with respect to the issuers of the Fund’s Assets advised by the Sub-Adviser, provided that materials relating to such Corporate Actions have been timely received by the Sub-Adviser (such responsibilities collectively, “Proxy Voting Responsibilities”). So long as such Proxy Voting Responsibilities for the Fund have been delegated to the Sub-Adviser, the Sub-Adviser shall exercise the Sub-Adviser’s Proxy Voting Responsibilities. The Sub-Adviser shall carry out said Proxy Voting Responsibilities in accordance with its policies and procedures and any instructions that the Board or the Adviser shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Sub-Adviser’s fiduciary responsibilities to the Fund. The Sub-Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Sub-Adviser may be revoked or modified by the Board or the Adviser at any time upon reasonable notice to the Sub-Adviser.

The Adviser shall provide such assistance to the Sub-Adviser with respect to the Proxy Voting Responsibilities for the Fund as the Sub-Adviser from time to time reasonably may request, and the Adviser promptly shall forward to the Sub-Adviser any information or documents necessary for the Sub-Adviser to exercise the Sub-Adviser’s Proxy Voting Responsibilities.

The Sub-Adviser is authorized to instruct the Fund’s custodian and/or broker(s) promptly to forward to the Sub-Adviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of the Fund (other than materials relating to legal proceedings against the Fund). The Sub-Adviser also may instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Sub-Adviser has the authority to engage a service provider to assist with administrative functions related to the Proxy Voting Responsibilities. The Fund shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Sub-Adviser in facilitating the use of a service provider. In no event shall the Sub-Adviser have any responsibility to vote proxies that are not received on a timely basis. The Fund acknowledges that the Sub-Adviser, consistent with the Sub-Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Sub-Adviser’s discretion, refraining from voting would be in the best interests of the Fund and the Fund’s shareholders.

(d) Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Fund, or the Fund’s Board the information required to be supplied under this Agreement.

The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to the Fund’s Assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Adviser, or any administrator, custodian, or transfer agent appointed by the Fund) relating to the Sub-Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser and the Board at any time upon request, shall be delivered to the Fund upon the termination of this Agreement, and shall be available without delay during any day the Fund is open for business.

(e) Holdings Information and Pricing. The Sub-Adviser shall provide regular reports and fair value recommendations regarding the Fund’s holdings, and, on the Sub-Adviser’s own initiative, may furnish the Adviser, the Fund, and the Fund’s Board from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser agrees to notify the Adviser and the Board promptly if the Sub-Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Sub-Adviser agrees to provide, upon reasonable request, any pricing information of which the Sub-Adviser is aware to the Adviser, Fund, the Fund’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s valuation procedures for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation with Agents of the Adviser and the Fund. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Fund, any Fund custodian or foreign sub-custodians, any Fund pricing agents, and all other agents and representatives of the Adviser and the Fund with respect to such information regarding the Fund as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

2. Code of Ethics. The Sub-Adviser has adopted a written code of ethics that the Sub-Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which the Sub-Adviser has provided to the Adviser and the Fund. The Sub-Adviser shall ensure that the Sub-Adviser’s “Access Persons” (as that term is defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Fund with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report to the Adviser and the Fund’s Board concerning the Sub-Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Sub-Adviser shall respond to requests for information from the Adviser and the Fund as to violations of the Code by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser immediately shall notify the Adviser and the Fund of any material violation of the Code that directly relates the Sub-Adviser’s services hereunder to the Fund.

3. Information and Reporting. The Sub-Adviser shall provide the Adviser, the Fund, and the Adviser’s and the Fund’s respective officers with such periodic reports concerning the obligations that the Sub-Adviser has assumed under this Agreement as the Adviser and the Fund from time to time reasonably may request.

(a) Notification of Breach / Compliance Reports. The Sub-Adviser shall notify the Fund’s Chief Compliance Officer and Adviser’s Chief Compliance Officer immediately upon detection of (i) any material failure to manage the Fund in accordance with the Fund’s Investment Strategy; or (ii) any material breach of any of the Fund’s or the Sub-Adviser’s policies, guidelines, or procedures with respect to the Fund. In addition, the Sub-Adviser shall provide the Fund’s Chief Compliance Officer and Adviser’s Chief Compliance Officer a quarterly report regarding compliance by the Fund’s, with respect to the Assets advised by the Sub-Adviser with the Fund’s Investment Strategy, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s and the Adviser’s policies, guidelines, or procedures as applicable to the Sub-Adviser’s obligations under this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser, in the Adviser’s discretion, may provide these quarterly compliance certifications to the Board. The Sub-Adviser agrees to correct any said failure promptly and to take any action that the Board and/or the Adviser reasonably may request in connection with any said breach. Upon request, the Sub-Adviser also shall provide the officers of the Fund with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Sub-Adviser promptly shall notify the Fund and the Adviser in the event that: (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Fund (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws; or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Inspection. Upon reasonable request, the Sub-Adviser agrees to make the Sub-Adviser’s records and premises (including the availability of the Sub-Adviser’s employees for interviews) to the extent that these records directly relate to the conduct of services provided to the Fund -- reasonably available for compliance audits by the Adviser and/or the Fund’s officers, employees, accountants, or counsel; in this regard, the Fund and the Adviser acknowledge that the Sub-Adviser shall have no obligation to make available any information unrelated to the services provided by the Sub-Adviser to the Fund or any information related to other clients of the Sub-Adviser, except to the extent necessary for the Adviser to confirm the absence of any conflict of interest and compliance with any laws, rules, or regulations in the Sub-Adviser’s management of the Fund.

(c) Board and Filings Information. The Sub-Adviser shall provide the Adviser and the Fund with any information reasonably requested regarding the Sub-Adviser’s management of the Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-PX, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Fund with the Commission. The Sub-Adviser shall make the Sub-Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Sub-Adviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(d) Transaction Information. The Sub-Adviser shall furnish to the Adviser and the Fund such information concerning portfolio transactions as may be reasonably necessary to enable the Adviser, the Fund, or the Adviser’s or the Fund’s respective designated agents to perform such compliance testing on the Fund and the Sub-Adviser’s services as the Adviser and the Fund, in the Adviser’s or the Fund’s respective sole discretion, may determine to be appropriate. The provision of said information by the Sub-Adviser to the Adviser, the Fund, or the Adviser’s or the Fund’s respective designated agents in no way relieves the Sub-Adviser of the Sub-Adviser’s own responsibilities under this Agreement.

4. Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of the Fund, neither the Sub-Adviser nor any of the Sub-Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Sub-Adviser shall arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Sub-Adviser. In the selection of these brokers or dealers and the placing of these orders, the Sub-Adviser is directed at all times to seek for the Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Fund that the Sub-Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Sub-Adviser, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Adviser and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s or the Sub-Adviser’s affiliates’ services to other clients.

(c) Aggregated Transactions. On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment instrument, or any transaction in derivatives to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Sub-Adviser shall allocate securities or other investment instruments so purchased or sold, or such derivatives transactions engaged on behalf of Sub-Adviser’s clients, as well as the expenses incurred in the transaction, in the manner the Sub-Adviser reasonably considers to be equitable and consistent with the Sub-Adviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

(d) Affiliated Brokers. The Sub-Adviser or any of the Sub-Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or the Sub-Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Sub-Adviser’s fees for services under this Agreement.

5. Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities, or other investments of the Fund.

6. Allocation of Charges and Expenses. The Sub-Adviser shall bear the Sub-Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Sub-Adviser shall not be responsible for the Fund’s or the Adviser’s expenses incurred in the purchase, sale and valuation of the Fund’s assets, including without limitation, transaction expenses, outside legal fees and other related costs.

7. Representations, Warranties, and Covenants.

(a) Properly Registered. The Sub-Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Sub-Adviser, there is no proceeding or investigation that reasonably is likely to result in the Sub-Adviser being prohibited from performing the services contemplated by this Agreement. The Sub-Adviser agrees promptly to notify the Fund of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to an investment company. The Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Sub-Adviser’s investment management operations.

(b) ADV Disclosure. The Sub-Adviser has provided the Adviser and the Fund with a copy of Part I of the Sub-Adviser’s Form ADV, as most-recently filed with the Commission, and with a copy of Part II of the Sub-Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Sub-Adviser’s Form ADV with the Commission or updating Part II of the Sub-Adviser’s Form ADV, shall furnish a copy of said amendments or updates to the Adviser and the Fund. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c) Fund Disclosure Documents. The Sub-Adviser has reviewed those portions of, and in the future shall review those portions of, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing) and provided to the Sub-Adviser by the Adviser, Fund, Placement Agent and Administrator that reference the Sub-Adviser, and those portions of the advertising and sales material relating to the Fund (collectively the “Disclosure Documents”) and provided to the Sub-Adviser by the Adviser, Fund, Placement Agent and Administrator that reference the Sub-Adviser, and represents and warrants that said those portions of such Disclosure Documents contain or shall contain no untrue statement of any material fact regarding the Sub-Adviser and do not and shall not omit any statement of material fact regarding the Sub-Adviser required to be stated therein or necessary to make the statements therein not misleading.

(d) Use Of The Name “Wilshire.” “Wilshire” is a registered service mark of the Sub-Adviser and, to the best of the Sub-Adviser’s knowledge and based on a good faith belief, the Sub-Adviser has the necessary rights to use the name “Wilshire” in connection with the Sub-Adviser’s services to the Fund and, subject to the terms set forth in Section 8 of this Agreement, the Fund shall have the right to use the name “Wilshire” in connection with the name of, and management and operation of, the Fund until this Agreement is terminated as set forth herein. The Sub-Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that would adversely affect or prejudice the rights of the Sub-Adviser or the Fund to use the name “Wilshire.”

(e) Insurance. The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall do so at all times while this Agreement is effective. The Sub-Adviser, upon reasonable request, shall provide the Fund with any information that the Sub-Adviser reasonably may require concerning the amount of or scope of said insurance.

(f) No Detrimental Agreement. The Sub-Adviser represents and warrants that the Sub-Adviser has no arrangement or understanding with any party, other than the Adviser and the Fund, that would influence the decision of the Sub-Adviser with respect to the Sub-Adviser’s selection of securities for the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g) Conflicts. The Sub-Adviser shall act honestly, in good faith, and in the best interests of the Fund, including requiring any of the Sub-Adviser’s personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Sub-Adviser’s fiduciary duties under applicable law.

(h) NFA/CFTC. The Sub-Adviser (a) is a member of the National Futures Association (“NFA”) and is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, (b) will comply in all material respects with applicable NFA and CFTC rules and regulations with respect to its obligations under this Agreement, and (c) will notify the Adviser of any change in its status with respect to the foregoing sub-section (a) or failure to comply with respect to the foregoing sub-section (b).

(i) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8. The Name “Wilshire” The Sub-Adviser hereby grants to the Fund a non-exclusive, royalty-free limited license to use the name “Wilshire” (the “Name”) as part of the name of the Fund for the duration of the Agreement. The foregoing authorization by the Sub-Adviser to the Fund to use the Name as part of the name of the Fund is not exclusive of the right of the Sub-Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser, Fund, and Adviser acknowledge and agree that other funds, including other funds registered as investment companies under the 1940 Act, advised or sub-advised by Sub-Adviser use, or may use in the future use, the name “Wilshire” in the name of such funds and (ii) the Fund shall have the right to use the Name solely in connection with the Fund. The Sub-Adviser agrees to take such action as reasonably may be requested by the Adviser to give full effect to the provisions of this section.

9. Sub-Adviser’s Compensation. The Adviser shall pay to the Sub-Adviser, as compensation for the Sub-Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by the Adviser. The Fund shall have no responsibility for any fee payable to the Sub-Adviser.

The Sub-Adviser shall be compensated based on the portion of Fund Assets allocated to the Sub-Adviser by the Adviser. The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10. Independent Contractor. In the performance of the Sub-Adviser’s duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed to be an agent of the Fund or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to the Sub-Adviser’s clients concerning the shares of the Fund, the Sub-Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11. Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, either: (i) in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); or (ii) in the event of the termination of the Management Agreement; provided, that said termination shall not relieve the Adviser or the Sub-Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12. Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(d) hereof and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a) The Fund may cause this Agreement to terminate either (i) by vote of the Fund’s Board or (ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b) The Adviser at any time may terminate this Agreement with at least sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser and the Fund; or

(c) The Sub-Adviser at any time may terminate this Agreement with at least sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Fund, subject to the provisions/requirements listed in the final paragraph of this Section 12; or

(d) This Agreement automatically shall terminate two years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by: (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Fund, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(e) Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Sub-Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of the Fund and with respect to any of the Fund’s assets, except as expressly directed by the Adviser or as otherwise required by any fiduciary duties of the Sub-Adviser under applicable law. In the event of termination for any reason, the Sub-Adviser hereby agrees to continue to cooperate and work with the Adviser as reasonably requested by Adviser to assist in a smooth transition and/or liquidation including, but not limited to, assistance related to valuation of Fund securities and any Fund liquidation plans/efforts and, if necessary, providing services beyond the 60 day notice period; provided that, notwithstanding anything to the contrary, the Sub-Adviser shall continue to receive compensation as described in Schedule A hereto while it continues to provide any such services with respect to the Fund. In addition, the Sub-Adviser shall deliver the Fund’s Books and Records to the Adviser and the Fund by such means and in accordance with such schedule as the Adviser and the Fund, respectively, shall direct and otherwise shall cooperate, as reasonably directed by the Adviser and the Fund, in the transition of portfolio asset management to any successor of the Sub-Adviser, including the Adviser.

13. Certain Definitions. For the purposes of this Agreement:

(a) “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b) “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14. Liability of the Sub-Adviser.

(a) The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Fund’s Disclosure Documents relating to the Sub-Adviser and the Sub-Adviser’s affiliates, the Fund’s investment strategies and related risks, and other information in each case supplied by the Sub-Adviser for inclusion therein.

(b) Neither Sub-Adviser nor any of its partners, officers, stockholders, agents or employees shall have any liability to Adviser the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty.

(c) The Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls the Adviser for any loss or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged breach of this Agreement or material misstatement or omission in the Disclosure Documents made by the Sub-Adviser and provided to the Adviser or the Fund by the Sub-Adviser.

(d) The Adviser agrees to indemnify and defend the Sub-Adviser, and its officers, directors, employees and any person who controls the Sub-Adviser for any loss or expense (including reasonable attorney’s fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged breach of this Agreement or misstatement or omission in the Disclosure Documents other than a misstatement or omission made in reliance upon written information furnished by the Sub-Adviser as set forth above.

15. Confidentiality.

(a) From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (“Recipient”); (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

(c) Recipient acknowledges that any Confidential Information provided by Discloser shall be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of these persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d) Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to Discloser.

(e) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any said court or administrative order.

(f) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

16. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17. Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. Notwithstanding anything to the contrary in this Agreement, neither party is liable to the other party for consequential loss. For the purposes of this Agreement, ‘consequential loss’ includes loss or profits, loss of revenue, loss or denial of opportunity, loss of or damage to access to markets, loss of anticipated savings, loss of or damage to goodwill, loss of or damage to business reputation, future reputation, and publicity, any indirect, remote abnormal or unforeseeable loss or any similar loss whether or not in the reasonable contemplation of the parties at the time of execution of this Agreement. A party will not be liable to the other for any failure, interruption or delay in performance of their respective obligations to the extent such failure, interruption or delay is caused by (a) a breakdown, failure or malfunction of any telecommunications or computer service or system which has been set up and maintained by a party in accordance with the requirements of this Agreement; (b) the closure or suspension of any market relevant to a party’s obligations under this Agreement; or (c) any fire, explosion, flood, earthquake, peril of the sea, strike or lockout, embargo, civil commotions, riots, wars, pandemics, weather, governmental laws, orders or restrictions, national or regional emergencies, strikes, labor stoppages or slowdowns or other industrial disturbances, shortage of adequate power, materials or transportation facilities or any similar cause beyond a party's reasonable control.

18.  Change In Control of the Sub-Adviser. The Sub-Adviser agrees that the Sub-Adviser shall notify the Fund of any anticipated or otherwise reasonably foreseeable change in control of the Sub-Adviser within a reasonable time prior to said change being effected.

19. Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Sub-Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

20. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. CFTC DISCLOSURE. Pursuant to an exemption under CFTC rules in connection with accounts of qualified eligible persons, this document is not required to be, and has not been, filed with the CFTC. The CFTC does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisory disclosure. Consequently, the CFTC has not reviewed or approved this trading program or this document.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

DELAWARE MANAGEMENT COMPANY, A SERIES
OF MACQUARIE INVESTMENT MANAGEMENT
BUSINESS TRUST

By:
	Name:	James L. Hinkley
	Title:	Senior Vice President

WILSHIRE ASSOCIATES INCORPORATED

By:
	Name:	Jason Schwartz
	Title:	Chief Operating Officer

ACKNOWLEDGED, ACCEPTED, AND

AGREED FOR PURPOSES OF SECTION 8 BY:

DELAWARE WILSHIRE PRIVATE MARKETS FUND

DELAWARE WILSHIRE PRIVATE MARKETS TENDER FUND

DELAWARE WILSHIRE PRIVATE MARKETS MASTER FUND

By:
	Name:	Michael Beattie
	Title:	President

SCHEDULE A

Fee Schedule

[REDACTED]

SCHEDULE B

Signing Authority

As applicable and appropriate, and without limiting the generality of the authority provided to the Sub-Adviser pursuant to Section 1(a) of the Sub-Advisory Agreement, the Sub-Adviser has the authority to review, negotiate and execute any and all agreements, letters, instruments, certificates and other documentation necessary to facilitate, effect and manage the purchase, sale and holding of the Fund’s investments including, without limitation:

1.	Trading agreements and adherence, on the Fund’s behalf, to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols;

2.	Clearing agent agreements or other documents that may be required to effect OTC derivatives transactions through swap execution facilities (i.e., “SEFs”);

3.	Purchase and sale agreements for investments;

4.	Transfer agreements for investments;

5.	Subscription agreements for investments, including powers of attorney and other materials that are included therein;

6.	Investment governing documents and agreements, including limited partnership agreements, unit holder agreements and shareholder agreements;

7.	Side letter agreements for investments;

8.	Compliance documentation relating to investments, including anti-money laundering forms, Fair and Accurate Credit Transactions Act forms, tax forms, and Form CRS;

9.	Representation and consent letters and resolutions in connection with investments; and

10.	Such other agreements, letters, instruments, certificates and other documentation necessary to facilitate, effect and manage the purchase, sale and holding of the Fund’s investments as may be agreed to by the Adviser as being within the scope and intent of the authority granted to the Sub-Adviser under Section 1(a) of the Sub-Advisory Agreement.